Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-205830, No. 333-134058 and No. 333-120563) pertaining to the Company's various employee benefit plans of our reports dated February 21, 2018, with respect to the consolidated financial statements and schedule of Essendant Inc. and the effectiveness of internal control over financial reporting of Essendant Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

February 21, 2018